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                                  Exhibit 11
                         ADVANCED MICRO DEVICES, INC.


               STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                      Three Years Ended December 25, 1994
                         (Thousands except per share)

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

        PRIMARY                                                   1992             1993             1994
                                                                ---------        ---------        ---------
        Weighted average number of common shares
          outstanding during the year .......................     87,068           90,660           93,914

        Incremental common shares attributable to
          shares issuable under employee stock
          plans (assuming proceeds would be used
          to purchase treasury stock) .......................      4,315            4,448            3,596
                                                                ---------        ---------        ---------

        Total shares ........................................     91,383           95,108           97,510
                                                                =========        =========        =========

        Net income:

        Amount applicable to common shares...................   $234,661         $218,431         $294,916

        Per share ...........................................      $2.57            $2.30            $3.02

        FULLY DILUTED

        Weighted average number of common shares
          outstanding during the year .......................     87,068           90,660           93,914

        Incremental common shares attributable to
          shares issuable under employee stock
          plans (assuming proceeds would be used
          to purchase treasury stock) .......................      4,551            4,547            3,802

        Preferred stock .....................................      6,856            6,856            6,854
                                                                ---------        ---------        ---------

        Total shares ........................................     98,475          102,063          104,570
                                                                =========        =========        =========

        Net income:

        Amount applicable to common shares ..................   $234,661         $218,431         $294,916
        Preferred stock dividends ...........................     10,350           10,350           10,350
                                                                ---------        ---------        ---------
        Net adjusted income .................................   $245,011         $228,781         $305,266

        Per share ...........................................      $2.49            $2.24            $2.92
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